(17) (d) The Torray Resolute Fund Statement of Additional Information

THE TORRAY RESOLUTE FUND

Ticker: TOREX

STATEMENT OF ADDITIONAL INFORMATION

May 1, 2013

This Statement of Additional Information (“SAI”) is not a prospectus. This Statement of Additional Information should be read in conjunction with the Prospectus for The Torray Resolute Fund (the “Fund”) dated May 1, 2013. A copy of the Prospectus may be obtained by writing Torray LLC, 7501 Wisconsin Avenue, Suite 750W, Bethesda, Maryland 20814, or by telephoning toll free at 1-800-443-3036, or on the Fund’s website at torray.com/torrayresolutefund.html. The Fund’s most recent Annual Report is a separate document and includes the Fund’s audited financial statements, which are deemed to be incorporated by reference into this Statement of Additional Information.

The Fund is a separate series of The Torray Fund (the “Trust”). The Trust currently consists of two separate investment series.

ORGANIZATION OF THE FUND

The Trust was established as a Massachusetts business trust under the laws of Massachusetts by an Agreement and Declaration of Trust dated April 19, 1990. The Trust’s fiscal year ends on December 31 of each year.

Under Massachusetts law, shareholders could, under certain circumstances, be held liable for the obligations of the Fund. However, the Fund’s Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Fund or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of the Fund’s property for all loss and expense of any shareholder of the Fund held liable on account of being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund would be unable to meet its obligations.

INVESTMENT OBJECTIVE, POLICIES, RISKS AND RESTRICTIONS

Investment Objective

The Fund is a diversified, open-end management investment company. The Fund’s investment objective is to achieve long-term growth of capital. There is no guarantee that the Fund will achieve its investment objective.

In pursuit of its investment objective, the Fund invests in a concentrated portfolio of predominantly large capitalization companies (those with capitalizations of $5 billion or more) with proven track records of increasing earnings on a consistent and sustainable basis. The Fund may invest in the following:

Equity Securities. Since the Fund purchases equity securities, including common stocks, preferred stocks and securities convertible into common stocks, the Fund is subject to the risks that stock prices both individually and market-wide will fall over short or extended periods of time, and that prices of the equity securities held by the Fund may fluctuate from day-to-day. Historically, the stock markets have moved in cycles. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The stock prices of these companies may suffer a decline in response. These factors contribute to price volatility. Therefore, in order to be successful, investors must accept that, although the stocks of good companies generally rise over long periods, they can trade at virtually any price in the short run.

Fixed-Income Securities. The Fund may invest in fixed-income securities consisting of corporate notes, bonds and debentures, which may include convertible notes and bonds. Fixed-income securities are subject to interest rate risk which refers to the risk that the value of the Fund’s fixed-income securities can change in response to changes in prevailing interest rates causing volatility and possible loss of value in response to the movement in interest rates. The Fund is not limited with respect to the investment rating of the fixed-income securities in which it may invest and it may therefore purchase securities with investment ratings below investment grade. Securities that are rated below investment grade are subject to risks related to the credit quality of the issuer of the security. Such high yield/high risk securities are further subject to the risk that changes in economic conditions could lead to a weakened capacity of the issuers of the securities to make principal and interest payments, which is not necessarily the case with issuers of higher rated securities.

U.S. Treasury Securities. The Fund is free to invest in U.S. Treasury Securities of varying maturities. There are usually no brokerage commissions as such paid by the Fund in connection with the purchase of such instruments. The value of such securities can be expected to vary inversely to the changes in prevailing interest rates. Thus, if interest rates have increased from the time a security was purchased, such security, if sold, might be sold at a price less than its cost. Similarly, if interest rates have declined from the time a security was purchased, such security, if sold, might be sold at a price greater than its cost. See “Brokerage Services” for a discussion of underwriters’ commissions and dealers’ spreads involved in the purchase and sale of such instruments.

Temporary Defensive Position. When adverse market or economic conditions occur, the Fund may temporarily invest all or a portion of its total assets in defensive instruments, including money market instruments, cash and cash equivalents. When following a defensive strategy, the Fund will be less likely to achieve its investment objective.

The investment objective and policies of the Fund set forth above and in the Prospectus may be changed without shareholder approval. Shareholders will be provided with prior written notice of any changes to the Fund’s investment objective.

Investment Restrictions

Without a vote of the majority of the outstanding voting securities of the Fund, the Fund will not take any of the following actions:

(1)	Borrow money in excess of 5% of the value (taken at the lower of cost or current value) of the Fund’s total assets (not including the amount borrowed) at the time the borrowing is made, and then only from banks as a temporary measure to facilitate the meeting of redemption requests (and not for leverage) or for extraordinary or emergency purposes.

(2)	Pledge, hypothecate, mortgage or otherwise encumber its assets in excess of 10% of the Fund’s total assets (taken at cost), and then only to secure borrowings permitted by Restriction 1 above.

(3)	Purchase securities on margin, except such short-term credits as may be necessary for the clearance of purchases and sales of securities.

(4)	Make short sales of securities or maintain a short position for the account of the Fund unless at all times when a short position is open the Fund owns an equal amount of such securities or owns securities which, without payment of any further consideration, are convertible into or exchangeable for securities of the same issue as, and equal in amount to, the securities sold short.

(5)	Underwrite securities issued by other persons except to the extent that, in connection with the disposition of its portfolio investments, it may be deemed to be an underwriter under federal securities laws.

(6)	Purchase or sell real estate, although it may invest in securities of issuers which deal in real estate, including securities of real estate investment trusts, and may purchase securities which are secured by interests in real estate.

(7)	Purchase or sell commodities or commodity contracts, including future contracts.

(8)	Make loans, except by purchase of debt obligations or by entering into repurchase agreements.

(9)	Invest in securities of any issuer if, immediately after such investment, more than 5% of the total assets of the Fund (taken at current value) would be invested in the securities of such issuer, except that up to 25% of the Fund’s total assets taken at current value may be invested without regard to such 5% limitation; provided, however, that this limitation does not apply to obligations issued or guaranteed as to interest and principal by the U.S. government or its agencies or instrumentalities.

(10)	Acquire more than 10% of the voting securities of any issuer.

(11)	Concentrate more than 25% of the value of its total assets in any one industry.

(12)	Issue senior securities, except to the extent permitted by the Investment Company Act of 1940, as amended (the “1940 Act”), by a Securities and Exchange Commission (“SEC”) exemptive order, or by the SEC.

It is contrary to the Fund’s present policy, which may be changed by the Trustees without shareholder approval, to pledge or hypothecate its assets, make any short sales of securities, maintain any short position for the account of the Fund, issue senior securities, or purchase foreign securities which are not publicly traded in the United States. In addition, it is contrary to the Fund’s present policy to:

(1)	Invest more than 10% of the Fund’s net assets (taken at current value) in securities which at the time of such investment are not readily marketable.

(2)	Write (sell) or purchase options.

(3)	Buy or sell oil, gas or other mineral leases, rights or royalty contracts.

(4)	Make investments for the purpose of gaining control of a company’s management.

All percentage limitations on investments set forth herein and in the Prospectus will apply at the time of the making of an investment and shall not be considered violated unless an excess or deficiency occurs or exists immediately after and as a result of such investment.

The phrase “shareholder approval,” as used in the Prospectus, and the phrase “vote of a majority of the outstanding voting securities,” as used herein, means the affirmative vote of the lesser of (1) more than 50% of the outstanding shares of the Fund, or (2) 67% or more of the shares of the Fund present at a meeting if more than 50% of the outstanding shares are represented at the meeting in person or by proxy.

MANAGEMENT OF THE FUND

The Trust is overseen by a Board of Trustees (the “Board”), who has delegated the day-to-day management to the officers of the Trust. The Board meets regularly to review the Fund’s activities, contractual arrangements, and performance. The Trustees and officers serve until their successors are elected and qualified, or until the trustee or officer dies, resigns or is removed, or becomes disqualified.

Information regarding the Trustees and officers of the Trust is provided below. As used in this Statement of Additional Information, “Fund Complex” includes each series of the Trust, The Torray Fund and The Torray Resolute Fund.

Independent Trustees

Name, Age, Address* and Positions with the Trust	Term of Office and Length of Time Served	Principal Occupation During the Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held
Carol T. Crawford Age: 70 Trustee	Indefinite Term since 2006	Attorney and International Trade Consultant, McLean, VA	2	Director, Smithfield Foods, Inc., Smithfield, VA

Bruce C. Ellis Age: 68 Trustee	Indefinite Term since 1993	Private Investor, Bethesda, MD	2	None

Robert P. Moltz Age: 65 Trustee	Indefinite Term since 1990	Chairman and CEO, Weaver Bros. Insurance Associates, Inc., Bethesda, MD	2	None

Wayne H. Shaner** Age: 65 Trustee and Chairman of the Board	Indefinite Term since 1993	Managing Partner, Rockledge Partners, LLC, Investment Advisory Firm, Easton, MD (Jan. 2004-present); Vice President, Torray LLC, Bethesda, MD (Jan. 2008-June 2008)	2	Director, Van Eck Funds New York, NY

Interested Trustees and Officers of the Trust

Name, Age, Address* and Positions with the Trust	Term of Office and Length of Time Served	Principal Occupation During the Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held
William M Lane*** Age: 62 Trustee, Treasurer and Secretary	Indefinite Term since 1990	Executive Vice President and Secretary, Torray LLC, Bethesda, MD (Oct. 2005-present); Chief Compliance Officer, Torray LLC, Bethesda, MD. (Oct. 2005-Mar. 2011); Vice President, Secretary, Treasurer and Chief Compliance Officer, Robert E. Torray & Co. Inc., Bethesda, MD (Jul. 1984-Oct. 2005).	2	None

Robert E. Torray Age: 76 President	Indefinite Term since 2007	Chairman, Torray LLC, Bethesda, MD (2005-present); President, Torray LLC, Bethesda, MD (2007-present); President, Robert E. Torray & Co. Inc., Bethesda, MD (May 1972-Oct. 2005).	N/A	None

Name, Age, Address* and Positions with the Trust	Term of Office and Length of Time Served	Principal Occupation During the Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held
Barbara Warder Age: 55 Chief Compliance Officer and Anti-Money Laundering Officer	Indefinite Term since 2011	Chief Compliance Officer and Anti-Money Laundering officer, Torray LLC, Bethesda, MD (Mar. 2011-present); Chief Operating Officer and Chief Compliance Officer, Resolute Capital Management, Washington, DC (Mar. 1998-Jun 2010).	N/A	None

*	All addresses are c/o The Torray Fund, 7501 Wisconsin Avenue, Suite 750W, Bethesda, MD 20814-6519.
**	Mr. Shaner is deemed to be an independent Trustee effective as of January 1, 2011.
***	Mr. Lane, by virtue of his employment with Torray LLC, the Trust’s investment adviser, is considered an “interested person” of the Trust, as that term is defined in Section 2(a)(19) of the 1940 Act.

Leadership Structure

Board Leadership Structure. Wayne H. Shaner serves as the Chairman of the Board of the Trust and in this capacity he presides at all meetings of the Trustees and oversees the functioning of the Board’s activities. The Chairman may perform such other functions as may be requested by the members of the Board from time to time. Except for any duties specified herein or pursuant to the Trust’s Declaration of Trust and By-Laws, the designation of Chairman does not impose on Mr. Shaner any duties, obligations or liability that are greater than the duties, obligations or liability imposed on such person as a member of the Board. The majority of the Board is comprised of Trustees who are not interested persons of the Trust (the “Independent Trustees”) and the Board believes that by maintaining a Board that has a majority of Independent Trustees allows the Board to operate in a manner that provides for an appropriate level of independent action and oversight. In accordance with applicable regulations regarding the governance of the Trust, the Independent Trustees meet in a separate quarterly session in conjunction with each quarterly meeting of the Board during which they review matters relating to their independent oversight of the Trust.

The Board has designated various standing committees, as further discussed below, each of which has a Chairman who is an Independent Trustee. The Board may also designate working groups or ad hoc committees as it deems appropriate, from time to time.

The Board regularly reviews this leadership structure and believes it to be appropriate because it allows the Board to exercise informed judgment over matters under its purview, and it allocates areas of responsibilities among committees of Trustees and the full Board in a manner that enhances effective oversight.

Trustee Qualifications. There are no specific required qualifications for Board membership. The Board believes that the different perspectives, viewpoints, professional experience, education and individual attributes of each Trustee represent a diversity of experiences and skills. In addition to the table above, the following is a brief discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that each person identified below is qualified to serve as a Trustee.

Carol T. Crawford – As a trained attorney, Ms. Crawford has experience with various business, legal and regulatory issues. In addition, Ms. Crawford also has useful board experience derived from her service on other boards.

Bruce C. Ellis – As a private investor with previous business and management experience, Mr. Ellis has familiarity with a variety of business and financial matters. He also has experience as a longstanding member of the Board.

Robert P. Moltz – As the president of a privately-owned independent insurance agency, Mr. Moltz has experience with a variety of business, financial, management, regulatory and operational issues. In addition, Mr. Moltz also serves as Chairman of the Trust’s Audit Committee and he also has experience as a longstanding member of the Board.

William M Lane – Through his position as an officer of the Manager, Mr. Lane has experience in the management and operation of registered investment companies, enabling him to provide management input and guidance to the Board. In addition, he also has experience as a longstanding member of the Board.

Wayne H. Shaner – As someone who has been a participant in the investment industry for over thirty years, Mr. Shaner has extensive experience in the area of portfolio management. In addition, Mr. Shaner also has useful board experience derived from his service on other boards and he has experience as a longstanding member of the Board.

Board Committees. The Board has an Audit Committee, a Nominating and Corporate Governance Committee and a Valuation Committee. The Audit Committee and the Nominating and Corporate Governance Committee are each comprised of all of the Board’s Independent Trustees. The Valuation Committee is comprised of at least two of the Board’s Independent Trustees. The Valuation Committee meets quarterly, as needed, in the event that the Fund holds any securities that are subject to valuation and it reviews the fair valuation of such securities on an as needed basis. The Valuation Committee did not meet during the fiscal year ended December 31, 2012. The Audit Committee oversees the Trust’s accounting and financial reporting policies and practices and oversees the quality and objectivity of the Trust’s financial statements and the independent audit thereof. Mr. Moltz serves as chair of the Audit Committee. During the fiscal year ended December 31, 2012, the Audit Committee met two times. The Nominating and Corporate Governance Committee evaluates the qualifications of Board member candidates and makes nominations for Independent Trustee membership on the Board. Ms. Crawford serves as chair of the Nominating and Corporate Governance Committee. The Committee does not generally consider nominees recommended by shareholders. This Committee also oversees the Board governance process and has responsibility for periodically reviewing Board composition, Board compensation, Board committees and related Board process matters relating to Board governance practices. The Nominating and Corporate Governance Committee did not meet during the fiscal year ended December 31, 2012.

Risk Oversight

Board Oversight of Risk Management. The Fund is subject to various risks including, among others, investment, financial, compliance, valuation and operational risks. Day-to-day risk management functions are included within the responsibilities of the Manager, and other service providers who carry out the Fund’s investment management and business affairs. The Manager and other service providers each have their own, independent interest in risk management, and their policies and procedures for carrying out risk management functions will depend, in part, on their individual priorities, resources and controls.

The Board has not established a standing risk oversight committee. Instead, in fulfilling its risk oversight responsibilities, the Board regularly solicits and/or receives reports from the Manager, the Fund’s Chief Compliance Officer (“CCO”) and from legal counsel to the Trust. The Board has designated the CCO to oversee the risk management processes, procedures and controls for the Trust. In this role, the CCO reports directly to the Board’s Independent Trustees and provides quarterly reports to the Board, in addition to an annual report to the Board in accordance with the Fund’s compliance policies and procedures and applicable regulatory requirements. The CCO also regularly provides the Board with updates on the application of the Fund’s compliance policies and procedures and how these procedures are designed to mitigate risk. In addition, as part of the Board’s periodic review of the Fund’s advisory and other service provider arrangements, the Board may consider risk management aspects of their operations and the functions for which they are responsible. The Board may, at any time and in its discretion, change the manner in which it conducts its risk oversight role in response to various relevant factors.

For the fiscal year ended December 31, 2012, the dollar range of equity securities owned by each Trustee in the Fund and the Fund Complex is as follows:

Independent Trustees

Name of Trustee	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Funds Overseen by Trustee in Family of Investment Companies
Carol T. Crawford	$0	$10,001-50,000
Bruce C. Ellis	$0	Over $100,000
Robert P. Moltz	$0	Over $100,000
Wayne H. Shaner	$0	$1-$10,000

Interested Trustees

Name of Trustee	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Funds Overseen by Trustee in Family of Investment Companies
William M Lane	Over $100,000	Over $100,000

The Fund’s Agreement and Declaration of Trust provides that the Fund will indemnify its Trustees and each of its officers against liabilities and expenses incurred in connection with the litigation in which they may be involved because of their offices with the Fund, except if it is determined in the manner specified in the Agreement and Declaration of Trust that they have not acted in good faith in the reasonable belief that their actions were in the best interests of the Fund or that such indemnification would relieve any officer or Trustee of any errors and omissions to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties.

The Trustees set their level of compensation, which may be subject to change from time to time. Each of the Trustees who are not officers or employees of Torray LLC receives an annual retainer of $14,000, plus $2,000 for each Trustees’ meeting attended. The Chairman of the Board receives an additional annual retainer of $10,000. The salaries and expenses of each of the Trust’s officers are paid by the Manager. The Trustees do not receive any pension or retirement benefits.

The following table exhibits Trustee compensation for the fiscal year ended December 31, 2012.

Name of Trustee	Aggregate Compensation from the Fund	Aggregate Compensation from Fund Complex
Carol T. Crawford	$7,333	$22,000
Bruce C. Ellis	$7,333	$22,000
Robert P. Moltz	$7,333	$22,000
Wayne H. Shaner	$10,667	$32,000
William M Lane	$0	$0

As of April 2, 2013, the Trustees, officers, and affiliated persons of the Fund, as a group, owned 76.88% of the outstanding shares of the Fund.

As of April 2, 2013, the following individuals and/or entities owned beneficially or of record, for their own account or the accounts of their customers, more than 5% of the outstanding shares of the Fund:

Shareholder	# of Shares	% of Fund
Strafe & Co Robert E. Torray Revocable Trust Newark, DE 19714-6924	582,202.336	68.31%

Charles Schwab & Co. Inc. FBO Schwab Customers San Francisco, CA 94104-4122	179,227.654	21.03%

INVESTMENT MANAGER AND OTHER SERVICES

The Manager

Pursuant to a written management contract (“Management Agreement”) between the Fund and Torray LLC (the “Manager”) and subject to such policies as the Trustees of the Fund may determine, the Manager, at its expense, will furnish continuously an investment program for the Fund and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities subject always to applicable investment objectives, policies and restrictions. The Fund pays the Manager a fee, computed daily and payable monthly, at the annual rate of 1.00% of the Fund’s average daily assets. The Manager is a Maryland limited liability company organized in 2005. The Manager is the successor to the Fund’s prior investment adviser, The Torray Corporation.

Pursuant to the Management Agreement and subject to the control of the Trustees, the Manager also manages, supervises and conducts the other affairs and business of the Fund, furnishes office space and equipment, provides bookkeeping and certain clerical services and pays all fees and expenses of the officers of the Fund. As indicated under “Brokerage Services,” the Fund’s portfolio transactions may be placed with brokers which furnish the Manager, without cost, certain research, statistical and quotation services of value to it or its affiliates in advising the Fund or their other clients. In so doing, the Fund may incur greater brokerage commissions than it might otherwise pay.

The Management Agreement has been approved by the Trustees of the Fund. By its terms, the Management Agreement will continue in force from year to year, but only so long as its continuance is approved at least annually by the Trustees at a meeting called for that purpose or by the vote of a majority of the outstanding shares of the Fund. The Management Agreement automatically terminates on assignment, and is terminable upon notice by the Fund. In addition, the Management Agreement may be terminated on not more than 60 days notice by the Manager to the Fund. In the event the Manager ceases to be the Manager of the Fund, the right of the Fund to use the identifying name of “Torray” may be withdrawn.

The table below sets forth the management fees paid by the Fund for the fiscal years ended December 31, 2011 and 2012. The Fund commenced operations on December 31, 2010 and therefore did not pay a management fee prior to 2011.

Management Fees Paid

2012	2011
$34,766	$16,691

The Fund pays, in addition to the management fee described above, all expenses not borne by the Manager, including, without limitation, fees and expenses of the Trustees, interest charges, taxes, brokerage commissions, expenses of issue or redemption of shares, fees and expenses of registering and qualifying the shares of the Fund for distribution under federal and state laws and regulations, charges of custodians, auditing and legal expenses, reports to shareholders, expenses of meetings of shareholders, expenses of printing and mailing prospectuses, proxy statements and proxies to existing shareholders and insurance premiums.

The Management Agreement provides that the Manager shall not be subject to any liability in connection with the performance of its services thereunder in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties.

The Manager has contractually agreed to waive fees and/or reimburse operating expenses of the Fund in order to limit the total annual operating expenses of the Fund to 1.25% of Fund’s average daily net assets through May 1, 2014. This expense limitation agreement may only be amended by the Fund’s Board of Trustees. For the fiscal year ended December 31, 2012, the Manager waived fees (including management fees) and reimbursed expenses in the amount of $84,400 and for the fiscal year ended December 31, 2011, the Manager waived fees (including management fees) and reimbursed expenses in the amount of $78,041.

Nicholas C. Haffenreffer serves as the portfolio manager of the Fund. The following table lists the number and types of other accounts managed by Mr. Haffenreffer and assets under management in those accounts as of December 31, 2012:

Portfolio Manager	Other Registered Investment Company Accounts	Assets Managed ($ millions)	Other Pooled Investment Vehicle Accounts	Assets Managed ($ millions)	Other Accounts	Assets Managed ($ millions)	Total Assets Managed ($ millions)
Nicholas C. Haffenreffer	0	$0	0	$0	85	$134	$144

As indicated in the table above, portfolio managers at the Manager may manage accounts for multiple clients. The portfolio managers manage other registered investment companies, other types of pooled accounts (such as private investment funds), and separate accounts (i.e., accounts managed on behalf of individuals for public or private institutions). Portfolio managers at the Manager make investment decisions for each account based on the investment objectives and policies and other relevant investment considerations applicable to that portfolio. Because a portfolio manager’s compensation is affected by revenues earned by the Manager, the incentives associated with any given account may be higher or lower than those associated with other accounts. The Manager has adopted and implemented policies and procedures, including brokerage and trade allocation policies and procedures, which it believes address the conflicts associated with managing multiple accounts for multiple clients. The Manager monitors a variety of areas, including compliance with account investment guidelines, the allocation of initial public offerings and other similar investment opportunities, and compliance with the Manager’s Code of Ethics.

The portfolio manager’s compensation consists of a fixed annual salary, plus additional remuneration based on the overall performance of the Manager for the Manager’s most recently completed fiscal year of operations. This additional remuneration, if any, is not based on the performance of the Manager as compared to a particular benchmark investment index and instead is based on the economic performance of the Manager from its business operations.

The dollar range of equity securities of the Fund beneficially owned by the Fund’s portfolio manager as of December 31, 2012 is as follows:

Portfolio Manager	Dollar Range of Equity Securities of The Fund Beneficially Owned
Nicholas C. Haffenreffer	$10,001-$50,000

Code of Ethics

The Fund and the Manager have adopted a joint Code of Ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940. This Code of Ethics applies to the personal investing activities of trustees, officers and certain employees (“access persons”) of the Fund and the Manager. Rule 17j-1 and the Code of Ethics is designed to prevent unlawful practices in connection with the purchase or sale of securities by access persons. Under the Code of Ethics, access persons are permitted to engage in personal securities transactions, but are required to report their personal securities transactions for monitoring purposes. In addition, certain access persons are required to obtain approval before investing in initial public offerings or private placements. A copy of the Code of Ethics is on file with the SEC, and is available to the public at www.sec.gov.

Other Services

Custodian and Transfer Agent. The Bank of New York Mellon, One Wall Street, New York, NY 10286, is the custodian for the Fund. BNY Mellon Investment Servicing (US) Inc., 760 Moore Road, King of Prussia, PA 19406, serves as transfer agent and shareholder servicing agent to the Fund.

Administrator. Pursuant to an Amended and Restated Administration Agreement among the Manager, BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”) and the Trust, BNY Mellon performs certain accounting and administrative services for the Trust including portfolio and general ledger accounting, daily valuation of all portfolio securities, NAV calculation, preparation and coordination of the annual update to the Trust’s registration statement and assisting with various SEC filings. BNY Mellon also keeps all books and records with respect to the Fund as it is required to maintain pursuant to Rule 31a-1 of the Investment Company Act of 1940, as amended, monitors the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and calculates required tax distributions. BNY Mellon received an administration and accounting services fee of $435.00 for the fiscal year ended December 31, 2012.

The Fund commenced operations on December 31, 2010 and therefore did not pay an administration and accounting fee prior to 2011. The Manager has undertaken to pay the Fund’s Administration and accounting services fees.

Independent Registered Public Accounting Firm. The Fund’s independent registered public accounting firm is BBD, LLP, 1835 Market St., 26th Floor, Philadelphia, PA 19103.

Underwriter. Foreside Funds Distributors LLC (the “Underwriter”), located at 400 Berwyn Park, 899 Cassatt Road, Berwyn, PA 19312, serves as the principal underwriter of the Fund’s shares. The Underwriter acts as the Fund’s principal underwriter in a continuous public offering of the Fund’s shares.

Fund Counsel. Dechert LLP, 1900 K Street, N.W. Washington, D.C. 20006, serves as counsel to the Trust.

DISTRIBUTIONS

Distributions from Net Investment Income. The Fund pays out substantially all of its net investment income (i.e., dividends, interest it receives from its investments, and short-term gains). It is the present policy of the Fund to declare and pay distributions from net investment income quarterly.

Distributions of Capital Gains. The Fund’s policy is to distribute annually substantially all of the net realized capital gain, if any, after giving effect to any available capital loss carryover. Net realized capital gain is the excess of net realized long-term capital gain over net realized short-term capital loss.

BROKERAGE SERVICES

Transactions on stock exchanges and other agency transactions involve the payment by the Fund of negotiated brokerage commissions. Such commissions vary among different brokers. Also, a particular broker may charge different commissions according to such factors as the difficulty and size of the transaction. There is generally no stated commission in the case of securities traded in the over-the-counter markets but the price paid by the Fund usually includes a dealer commission or mark-up. It is anticipated that most purchases and sales of short-term portfolio securities will be with the issuer or with major dealers in money market instruments acting as principals. In underwritten offerings, the price paid includes a disclosed, fixed commission or discount retained by the underwriter or dealer.

When the Manager places orders for the purchase and sale of portfolio securities for the Fund and buys and sells securities for the Fund, it is anticipated that such transactions will be effected through a number of brokers and dealers. In so doing, the Manager intends to use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent that it may be permitted to pay higher brokerage commissions as described below. In seeking the most favorable price and execution, the Manager considers all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker/dealer involved and the quality of service rendered by the broker/dealer in other transactions.

It has for many years been a common practice in the investment advisory business for advisors of investment companies and other institutional investors to receive research, statistical and quotation services from brokers which execute portfolio transactions for the clients of such advisors. Consistent with this practice, the Manager may receive research, statistical and quotation services from brokers with which the Fund’s portfolio transactions are placed. These services, which in some instances could also be purchased for cash, include such matters as general economic and security market reviews, industry and company reviews, evaluations of securities and recommendations as to the purchase and sale of securities. Some of these services may be of value to the Manager in advising various clients (including the Fund), although not all of these services are necessarily useful and of value in managing the Fund. The fees paid to the Manager are not reduced because it receives such services.

As permitted by Section 28(e) of the Securities Exchange Act of 1934 and the Management Agreement, the Manager may cause the Fund to pay a broker which provides “brokerage and research services” (as defined in the Act) to the Manager an amount of disclosed commission for effecting a securities transaction for the Fund in excess of the commission which another broker would have charged for effecting that transaction. The authority of the Manager to cause the Fund to pay any such greater commissions is subject to such policies as the Trustees may adopt from time to time.

Under the 1940 Act, persons affiliated with the Fund are prohibited from dealing with the Fund as a principal in the purchase and sale of securities.

The total brokerage commissions paid for the fiscal years ended December 31, 2011 and 2012 were $1,201 and $2,369 respectively. The Fund commenced operations on December 31, 2010 and therefore did not pay brokerage commissions prior to 2011.

DESCRIPTION OF THE FUND’S SHARES

The Trust is organized as a Massachusetts business trust and currently consists of two separate series of shares. Shares of each series of the Trust, including the Fund, consist of an unlimited number of shares, without par value. Under the Trust’s Agreement and Declaration of Trust, the Trustees of the Trust are authorized to divide the interests in the Trust into additional series of shares. Shareholders are entitled to one vote for each full share held and a proportionate fractional vote for any fractional shares held. No share of the Fund shall have any priority or preference over any other share of the Fund with respect to dividends or distributions upon termination of the Trust. Shareholders have no preemptive or other rights to subscribe to any additional shares or other securities issued by the Trust.

REDEMPTION OF SHARES AND DETERMINATION OF NET ASSET VALUE

How to Redeem Shares

The procedures for redemption of Fund shares are summarized in the text of the Prospectus following the caption “Purchasing and Redeeming Shares—How to Redeem Shares.” Redemption requests must be in good order, as defined in the Prospectus. Upon receipt of a redemption request in good order, the shareholder will receive a check equal to the net asset value of the redeemed shares next determined after the redemption request has been received. The Fund will accept redemption requests only on days the New York Stock Exchange (“NYSE”) is open. Proceeds will normally be forwarded on the next day on which the NYSE is open; however, the Fund reserves the right to take up to seven days to make payment if, in the judgment of the manager, the Fund could be adversely affected by immediate payment. The proceeds of redemption may be more or less than the shareholder’s investment and thus may involve a capital gain or loss for tax purposes. If the shares to be redeemed represent an investment made by check, the Fund reserves the right not to forward the proceeds of the redemption until the check has been collected.

The Fund may suspend the right of redemption and may postpone payment only when the NYSE is closed for other than customary weekends and holidays, or if permitted by the rules of the SEC during periods when trading on the NYSE is restricted or during any emergency which makes it impracticable for the Fund to dispose of its securities or to determine fairly the value of its net assets, or during any other period permitted by order of the SEC.

The Fund reserves the right to redeem shares and mail the proceeds to the shareholder if at any time the net asset value of the shares in the shareholder’s account in the Fund falls below a specified level, currently set at $2,500. Shareholders will be notified and will have 30 days to bring the account up to the required level before any redemption action will be taken by the Fund. The Fund also reserves the right to redeem shares in a shareholder’s account in excess of an amount set from time to time by the Trustees. No such limit is presently in effect, but such a limit could be established at any time and could be applicable to existing as well as future shareholders.

How Net Asset Value is Determined

The net asset value per share of the Fund is determined once on each day on which the NYSE is open, as of the close of the NYSE. The Trust expects that the days, other than weekend days, that the NYSE will not be open are New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. The Fund’s portfolio securities for which market quotations are readily available are valued at market value, which is determined by using the last reported sale price, or, if no sales are reported—and in the case of certain securities traded over-the-counter-the last reported bid price. For Nasdaq traded securities, market value may also be determined on the basis of the Nasdaq Official Closing Price (the “NOCP”) instead of the last reported sales price.

Certain securities and assets of the Fund may be valued at fair value as determined in good faith by the Trustees or by persons acting at their direction pursuant to guidelines established by the Trustees. Such valuations and procedures are reviewed periodically by the Trustees. The fair value of such securities is generally determined as the amount which the Fund could reasonably expect to realize from an orderly disposition of such securities over a reasonable period of time. The valuation procedures applied in any specific instance are likely to vary from case to case. However, consideration is generally given to the financial position of the issuer and other fundamental analytical data relating to the investment and to the nature of the restrictions on disposition of the securities (including any registration expenses that might be borne by the Fund in connection with such disposition). In addition, such specific factors are also generally considered as the cost of the investment, the market value of any unrestricted securities of the same class (both at the time of purchase and at the time of valuation), the size of the holding, the prices of any recent transactions or offers with respect to such securities and any available analysts’ reports regarding the issuer.

Generally, trading in U.S. Government Securities is substantially completed each day at various times prior to the close of the Exchange. The value of such securities used for determining the Fund’s net asset value per share is computed as of such times. Occasionally, events affecting the value of such securities may occur between such times and the close of the NYSE which will not be reflected in the computation of the Fund’s net asset value. If events materially affecting the value of the Fund’s securities occur during such period, then these securities will be valued at their fair value as determined in good faith by the Trustees.

TAXES

All dividends and distributions of the Fund, whether received in shares or cash, are taxable to the Fund’s shareholders and must be reported by each shareholder on his federal income tax return. Although a dividend or capital gains distribution received after the purchase of the Fund’s shares reduces the net asset value of the shares by the amount of the dividend or distribution, it will be treated as a distribution, and will be subject to federal income taxes as a dividend, ordinary income or, if properly designated by the Fund, as long-term capital gain. The maximum tax rate for individual taxpayers applicable to long-term capital gains and income from certain qualifying dividends on certain corporate stock is generally either 15% or 20%, depending on whether the individual’s income exceeds certain threshold amounts. These rate reductions do not apply to corporate taxpayers. Distributions of earnings from dividends paid by certain “qualified foreign corporations” can also qualify for the lower tax rates on qualifying dividends. A shareholder will also have to satisfy a more than 60 day holding period with respect to any distributions of qualifying dividends in order to obtain the benefit of the lower tax rate. Distributions of earnings from non-qualifying dividends, interest income, other types of ordinary income and short-term capital gains will be taxed at the ordinary income tax rate applicable to the taxpayer. In general, any gain or loss realized upon a taxable disposition of Fund shares by a shareholder will be treated as long-term capital gain or loss if the shares have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss realized upon a taxable disposition of shares held for six months or less will be treated as long-term capital loss to the extent of any long-term capital gain distributions received by the shareholder with respect to those shares. All or a portion of any loss realized upon a taxable disposition of Fund shares will be disallowed if other Fund shares are purchased by the shareholder within 30 days before or after the disposition.

For taxable years beginning after December 31, 2012, an additional 3.8% Medicare tax will be imposed on certain net investment income (including ordinary dividends and capital gain distributions received from the Fund and net gains from redemptions or other taxable dispositions of Fund shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

The Fund intends to qualify each year as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). In order to so qualify, the Fund must, among other things, (a) derive at least 90% of its gross income from dividends, interest, payments with respect to certain securities loans, net income from certain “qualified publicly traded partnerships” and gains from the sale of stock or securities, or other income derived with respect to its business of investing in such stock or securities; (b) each year distribute at least 90% of its “investment company taxable income,” which, in general, consists of investment income and short-term capital gains; and (c) diversify its holdings so that, at the end of each fiscal quarter (i) at least 50% of the market value of the Fund’s assets is represented by cash, cash items, U.S. Government securities, securities of other regulated investment companies, and other securities, limited in respect of any one issuer to a value not greater than 5% of the value of the Fund’s total assets and 10% of the outstanding voting securities of such issuer, and (ii) not more than 25% of the value of its assets is invested in the securities (other than those of the U.S. Government or other regulated investment companies) of any one issuer or of two or more issuers which the Fund controls and which are engaged in the same, similar or related trades or businesses. By so qualifying, the Fund will not be subject to federal income taxes to the extent that its net investment income, net realized short-term capital gains and net realized long-term capital gains are distributed.

In years when the Fund distributes amounts in excess of its earnings and profits, such distributions may be treated in part as a return of capital. A return of capital is not taxable to a shareholder and has the effect of reducing the shareholder’s basis in the shares. The Fund currently has no intention or policy to distribute amounts in excess of its earnings and profits.

Distributions from the Fund will qualify for the dividends-received deduction for corporations to the extent that the Fund’s gross income was derived from qualifying dividends from domestic corporations.

Annually, shareholders will receive information as to the tax status of distributions made by the Fund in each calendar year.

The Fund is required to withhold and remit to the U.S. Treasury 28% of all dividend income earned by any shareholder account for which an incorrect or no taxpayer identification number has been provided or where the Fund is notified that the shareholder has under-reported income in the past (or the shareholder fails to certify that he is not subject to such withholding). In addition, the Fund will be required to withhold and remit to the U.S. Treasury 28% of the amount of the proceeds of any redemption of shares of a shareholder account for which an incorrect or no taxpayer identification number has been provided.

The foregoing relates to federal income taxation of United States citizens or residents. It does not apply to anyone who may be in a special tax situation. Distributions from investment income and capital gains may also be subject to state and local taxes. The Fund is organized as a Massachusetts business trust. Under current law, as long as the Fund qualifies for the federal income tax treatment described above, it is believed that the Fund will not be liable for any income or franchise tax imposed by Massachusetts.

Effective January 1, 2014, the Fund will be required to withhold U.S. tax (at a 30% rate) on payments of dividends and, effective January 1, 2017, redemption proceeds made to certain non-U.S. entities that fail to comply (or be deemed compliant) with extensive new reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. Shareholders may be requested to provide additional information to the Fund to enable the Fund to determine whether withholding is required.

CALCULATION OF RETURN AND PERFORMANCE COMPARISONS

Calculation of Return

Total Return is a measure of the change in value of an investment in the Fund over the period covered, which assumes any dividends or capital gains distributions are reinvested immediately rather than paid to the investor in cash. The formula for Total Return used herein includes four steps: (1) adding to the total number of shares purchased by a hypothetical $1,000 investment in the Fund all additional shares which would have been purchased if all dividends and distributions paid or distributed during the period had been immediately reinvested; (2) calculating the value of the hypothetical initial investment of $1,000 as of the end of the period by multiplying the total number of shares owned at the end of the period by the net asset value per share on the last trading day of the period; (3) assuming redemption at the end of the period; and (4) dividing this account value for the hypothetical investor by the initial $1,000 investment.

Average annual total return is the average annual compounded rate of return for periods of one year, five years and ten years, all ended on the last day of a recent calendar quarter. Average annual total return quotations reflect changes in the price of the Fund’s shares and assume that all dividends and capital gains distributions during the respective periods were reinvested in Fund shares. Average annual total return (before taxes) is calculated by computing the average annual compounded rates of return of a hypothetical investment over such periods, according to the following formula (average annual total return is then expressed as a percentage):

P(1+T)n = ERV

Where:

T	=	average annual total return
P	=	a hypothetical initial payment of $1,000
n	=	number of years
ERV	=	ending redeemable value of a hypothetical $1,000 payment made at the beginning of the designated time period.

It should be noted that average annual total return is based on historical performance and is not intended to indicate future performance. Average annual total return for the Fund will vary based on changes in market conditions and the level of the Fund’s expenses.

The average annual total return (after taxes on distributions) will be calculated according to the following formula:

P(1 + T)n = ATVD

Where:

P	=	a hypothetical initial payment of $1,000,
T	=	average annual total return (after taxes on distributions),
n	=	number of years, and
ATVD	=	the ending value of a hypothetical $1,000 payment made at the beginning of the designated time period, after taxes on fund distributions but not after taxes on redemption.

The average annual total return (after taxes on distributions and redemptions) will be calculated according to the following formula:

P(1+T)n = ATVDR

Where:

P	=	a hypothetical initial payment of $1,000,
T	=	average annual total return (after taxes on distributions and redemption),
n	=	number of years, and
ATVDR	=	the ending value of a hypothetical $1,000 payment made at the beginning of the designated time period, after taxes on distributions and redemption.

Performance Comparisons

The Fund may from time to time include its Total Return in information furnished to present or prospective shareholders. The Fund may from time to time also include its Total Return and Yield and the ranking of those performance figures relative to such figures for groups of mutual funds categorized by Lipper Analytical Services, Morningstar, the Investment Company Institute and other similar services as having the same investment objective as the Fund.

PROXY VOTING

The Board of Trustees of the Trust has adopted proxy voting policies and procedures (the “Policy”), pursuant to which the Trustees have delegated proxy voting responsibility to the Manager and adopted the Manager’s proxy voting policy and procedures which are described below. The Trustees will review the Fund’s proxy voting records from time to time and will annually consider approving the Policy for the upcoming year. In the event that a conflict of interest arises between the Fund’s shareholders and the Manager or any of its affiliates or any affiliate of the Fund, the Manager will generally refrain from voting the proxies related to the companies giving rise to such conflict until it consults with the Board of Trustees. A Committee of the Board with responsibility for proxy oversight will instruct the Manager on the appropriate course of action. The Manager generally reviews each matter on a case-by-case basis in order to make a determination of how to vote in a manner that best serves the interests of Fund shareholders. The Manager may abstain from voting from time to time where it determines that the costs associated with voting a proxy outweigh the benefits derived from exercising the right to vote. In addition, the Manager will monitor situations that may result in a conflict of interest between the Fund’s shareholders and the Manager or any of its affiliate or any affiliate of the Fund by maintaining a list of significant existing and prospective corporate clients. Information on how the Fund voted proxies relating to portfolio securities during the 12 month period ended June 30th each year is available (1) without charge, upon request, by calling 1-800-443-3036 and (2) on the SEC’s website at http://www.sec.gov.

DISCLOSURE OF FUND PORTFOLIO HOLDINGS

The Board of Trustees has adopted policies and procedures concerning the public and nonpublic disclosure of the Fund’s portfolio securities. In order to protect the confidentiality of the Fund’s portfolio holdings, information regarding those holdings may not, as a general matter, be disclosed except: (1) to service providers that require such information in the course of performing their duties (such as the Fund’s investment adviser, administrator, custodian, independent public accountants, legal counsel, officers, the Board of Trustees, and each of their respective affiliates) and that are subject to a duty of confidentiality; and (2) pursuant to certain enumerated exceptions. These exceptions include: (1) disclosure of portfolio holdings only after such information has been publicly disclosed; and (2) to third-party vendors, such as Morningstar, Inc., Lipper Analytical Services, and other financial intermediaries, pursuant to a confidentiality agreement. A complete list of the Fund’s portfolio holdings is publicly available on a quarterly basis through filings made with the SEC on Forms N-CSR and N-Q. The Fund also makes available certain additional information regarding its portfolio holdings on its website, www.torray.com.

Whenever portfolio holdings disclosure made pursuant to the Fund’s procedures involves a conflict of interest between the Fund’s shareholders and the Fund’s Manager or any affiliated person of the Fund, the disclosure may not be made unless a majority of the Trust’s Independent Trustees or a majority of a board committee consisting solely of Independent Trustees approves such disclosure. Neither the Fund nor the Manager may enter into any arrangement providing for the disclosure of non-public portfolio holding information for the receipt of compensation or benefit of any kind.

Any exceptions to the policies and procedures may only be made by the consent of the Trust’s chief compliance officer upon a determination that such disclosure serves a legitimate business purpose and is in the best interests of the Fund and will be reported to the Board at the Board’s next regularly scheduled meeting. Any amendments to the Trust’s policies and procedures must be approved and adopted by the Trust’s Board of Trustees.

FINANCIAL STATEMENTS

The audited financial statements for the Fund for the year ended December 31, 2012, including notes thereto and the report of BBD, LLP have been filed with the SEC and are deemed to be incorporated by reference into this Statement of Additional Information.